Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ATLANTIC GREEN POWER HOLDING COMPANY

PURSUANT TO SECTIONS 242 AND 245 OF THE DELAWARE GENERAL CORPORATION LAW, THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. He is the duly elected and acting President and Chief Executive Officer of Atlantic Green Power Holding Company, a Delaware corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on October 31, 2006 under the name “Lodestar Mining, Incorporated.”

3. Pursuant to Section 141 of the Delaware General Corporation Law (the “Act”), resolutions approving and adopting this Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) were duly adopted and declared to be effective by the Board of Directors of the Corporation by unanimous written consent dated March 23, 2012.

4. Pursuant to Section 228 of the Act, holders of a majority of the issued and outstanding shares of capital stock of the Corporation required to approve and adopt the Amended and Restated Certificate approved the Amended and Restated Certificate by written consent.

5. The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows, which shall become effective at 9:00 a.m. (EST) on April 23, 2012:

ARTICLE I

The name of the Corporation is Southern USA Resources Inc.

ARTICLE II

The address of the registered office of the Corporation is Suite 606, 1220 N. Market Street, Wilmington, DE 19801, County of New Castle.  The registered agent is American Incorporators Ltd. whose address is the same as above.

ARTICLE III

The nature of business and purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

Section 4.1.       Total Number of Shares of Capital Stock.  The total number of shares of all classes of capital stock which the Corporation has authority to issue is two hundred seventy million (270,000,000), consisting of two hundred fifty million (250,000,000) shares of common stock, par value $0.000001 per share (“Common Stock”), and twenty million (20,000,000) shares of preferred stock, par value $0.000001 per share (“Preferred Stock”).

Section 4.2.       Common Stock.

(a)           The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

(b)           Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed.  Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

(c)           Dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation.

Section 4.3.       Preferred Stock.

(a)           The Preferred Stock may from time to time be divided into and issued in series.  The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors of the Corporation as hereinafter provided.  In all other respects, all shares of the Preferred Stock shall be identical.

(b)           The Board of Directors of the Corporation is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine for each series:

(i)        the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation;

(ii)       the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

(iii)      whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

(iv)      the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(v)       the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

(vi)      the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the rate of conversion or exchange and the terms of adjustments, if any;

(vii)     the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

(viii)    such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

(c)           If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d)            Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

Section 4.4.       Reverse Stock Split.  At the time this Amended and Restated Certificate of Incorporation becomes effective, each one thousand (1,000) shares of Common Stock of the Corporation, either outstanding or held by the Corporation as treasury stock immediately prior to the time this Amended and Restated Certificate of Incorporation becomes effective, shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation, without increasing or decreasing (i) par value per share, (ii) the amount of stated capital of the Corporation or (iii) the amount of paid-in surplus of the Corporation, and the total number of shares of capital stock authorized for issuance by the Corporation shall be two hundred seventy million (270,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of Common Stock and twenty million (20,000,000) shares of Preferred Stock, as provided in Section 4.1 herein.  No fractional shares shall be issued in connection with the reverse stock split, and any holder of fewer than one thousand (1,000) shares of Common Stock of the Corporation immediately prior to the time this amendment becomes effective shall be entitled to receive one (1) whole share of Common Stock of the Corporation in lieu of receiving a fractional share of Common Stock.

ARTICLE V

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of this 16th day of April, 2012.

ATLANTIC GREEN POWER HOLDING COMPANY

By:	/s/ Robert Demos, Jr.
Name: Robert Demos, Jr.
Title: President and Chief Executive Officer